Exhibit 99.1

Contact:	Marc Grossman
SVP - Corporate Affairs
310-205-4030 phone
marc_grossman@hilton.com

HILTON REPORTS THIRD QUARTER 2003 RESULTS

Beverly Hills, Calif., October 22, 2003 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the third quarter and nine months ended September 30, 2003.

The company reported third quarter 2003 net income of $34 million, versus $48 million in the 2002 quarter.  Diluted net income per share was $.09 in the third quarter 2003, compared with $.13 in the 2002 quarter.  The 2002 third quarter included two items with a combined benefit of $.02 per diluted share:  1) a $15.6 million reduction in the provision for income taxes ($.04 per diluted share,) and 2) a pre-tax impairment charge of $10 million ($.02 per diluted share.)

Hilton reported 2003 third quarter total company operating income of $126 million (compared with $127 million in the 2002 period), on total revenue of $964 million (compared with $934 million in the corresponding 2002 period.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA,” see attachment) were $218 million in the 2003 third quarter, compared with $224 million in the 2002 quarter.

Continued pressure on room rates and higher costs that adversely impacted margins at the company’s owned hotels were factors affecting the quarterly results.  Helping partially offset these items were increases in management and franchise fees, along with strong results from the company’s timeshare business.

Owned Hotel Results

The company’s owned hotels maintained solid occupancy levels during the third quarter as a result of strong leisure travel during the summer months.  Hilton’s owned properties in New York, Hawaii, San Diego, Chicago, Santa Barbara, Minneapolis and Anchorage reported occupancy levels of 75 percent-plus during the quarter as leisure travelers filled hotel rooms.  Offsetting the solid occupancies were soft room rates, owing to relative weakness in group and business transient demand.  San Francisco, while improving, remains a sluggish market.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) totaled $487 million in the third quarter, a 3 percent decline from the 2002 period.  The company’s comparable owned hotels reported a 2 percent revenue decline during the quarter.  Contributing to the revenue decline was a 1.9 percent decline in revenue per available room (RevPAR) from comparable owned hotels during the quarter.  Occupancy at these hotels was flat at 73.6 percent, while average daily rate (ADR) declined 1.8 percent to $139.03.  Revenue was also adversely impacted by reduced business from food and beverage and other hotel items (such as telephone and retail.)

Total owned hotel expenses increased 2 percent to $372 million.  Expenses at the company’s comparable owned hotels increased 3 percent in the quarter.

Owned hotel profitability continued to be impacted by the aforementioned RevPAR, food and beverage and other declines, as well as increases in insurance and healthcare costs and property taxes.

System-wide RevPAR; Management/Franchise Fees

Third quarter system-wide RevPAR performance at each of the company’s brands (including franchise properties) was consistent with the strength of summer leisure travel, as the company’s midscale brands generally fared better than the full-service hotels.  Third quarter RevPAR increased 3.0 percent at Hilton Garden Inn; 1.0 percent at Homewood Suites by Hilton, and 1.0 percent at Hampton Inn.  Embassy Suites RevPAR declined a modest 0.2 percent, with the Hilton and Doubletree brands down 1.1 percent and 2.5 percent, respectively.

Management and franchise fees for the quarter totaled $87 million, compared with $83 million a year ago, as a result of RevPAR increases at franchised hotels and the addition of new franchised units.

Brand Development/Unit Growth

Year-to-date August 2003 (the latest period for which data is available), all but one of the company’s brands were significantly above their fair share of RevPAR versus their segment competitors.  With 100 representing a brand’s fair share of the market, the Hilton brands, according to Smith Travel Research, posted RevPAR index numbers as follows for the first eight months of 2003:  Embassy Suites, 126.2; Homewood Suites by Hilton, 119.9; Hampton Inn, 117.7; Hilton Garden Inn, 114.2; Hilton, 108.9; Doubletree, 99.8.

In the third quarter, the company added 43 hotels and 5,350 rooms to its system as follows: Hampton Inn, 23 hotels and 1,944 rooms; Hilton Garden Inn, 8 hotels and 1,118 rooms; Doubletree, 5 hotels and 1,119 rooms; Homewood Suites by Hilton, 5 hotels and 482 rooms; Embassy Suites, 1 hotel and 512 rooms; Hilton, 1 hotel and 175 rooms.  Five hotels and 1,260 rooms were removed from the system during the quarter.  As of September 30, 2003, the Hilton system consisted of 2,157 properties and 345,141 rooms.

Highlighting brand development activity during the quarter were:  the opening of the first Doubletree hotel in Canada, a 433-room property at Toronto Airport; the first Hampton Inn in Manhattan (144 rooms) with a total of five Hampton Inns expected to open in New York City by 2005; and the opening of the 512-suite Embassy Suites — Niagara Falls in Ontario, Canada.  Additionally, Conrad Hotels announced that two Conrad properties will open in Asia in 2004: in Phuket, Thailand (currently operating as the Panwaburi Resort & Spa) and in Bali, along with the Conrad Miami in Florida, scheduled for opening in January 2004.  New Hilton-managed convention hotels are on track to open in Houston, Texas (December 2003,) Austin, Texas (February 2004) and Omaha, Nebraska (April 2004.)

The Hilton Family of Brands continues to be recognized for quality, value and service by the traveling public.  In August, three of the company’s brands earned first place awards from J.D. Power & Associates for customer satisfaction:  Embassy Suites in the upscale hotel category (the fifth consecutive win for that brand;) Hilton Garden Inn in the mid-priced category (its second win in as many years of eligibility), and Homewood Suites by Hilton in the extended-stay category.

The continued strong performance of Hilton’s brands has enabled the company to significantly enhance its development pipeline versus its industry competitors.  In October, Lodging Econometrics noted that for the first time Hilton had, by a wide margin, more rooms in the active U.S. development pipeline than any other company.

Hilton Grand Vacations

The company’s vacation ownership business, Hilton Grand Vacations Company (HGVC), reported third quarter revenue (included in “other fees and income”) of $94 million, compared to $72 million in the 2002 quarter, an increase of 31 percent.  Third quarter expenses were $71 million, compared with $52 million in the 2002 quarter.

Overall unit sales were up 9 percent over the 2002 period, with strong sales at the company’s new projects in Las Vegas and Orlando.  The first phase of the Orlando project is on track for sell-out when it opens in early 2004.  The average unit sales price increased 5 percent across the HGVC system during the quarter.

Margins in the quarter were lower primarily due to a shift in the sales mix across the company’s various projects.  Specifically, the company sold less (as a percentage of total sales) of its highly profitable Hawaii project in the 2003 quarter than it did in the prior year quarter.  Timeshare profitability in the quarter was also impacted by the required lease accounting for the Hilton Club in New York, and the sale of timeshare receivables in 2002.

Corporate Finance

At September 30, 2003, Hilton had total debt of $4.08 billion (net of $325 million allocated to Park Place Entertainment,) a reduction of $22 million during the third quarter.  Approximately 23 percent of the company’s debt is floating rate debt.  Cash and equivalents totaled approximately $115 million at September 30, 2003.  The company’s average basic and diluted share counts for the third quarter were 378 million and 385 million, respectively.

Consolidated net interest expense (interest expense net of interest and dividend income) declined $3 million in the third quarter due to lower average debt balances.

Hilton’s debt currently has an average life of 9.5 years, at an average cost of approximately 6.2 percent.  During the third quarter, Hilton completed a new $1 billion revolving credit facility with a consortium of banks.  The new facility expires August 2008, with pricing remaining at LIBOR+125 basis points.  The company noted that with this facility in place, it has no significant debt maturities until November 2007.

At September 30, 2003, the company had approximately $400 million of available capacity under its line of credit.

The company’s effective tax rate for the third quarter was approximately 38 percent, versus 8 percent last year.  As previously mentioned, the 2002 quarter included a $15.6 million reduction in the provision for income taxes, due to the utilization of capital loss carryforwards.

Total hotel capital expenditures in the quarter were $44 million, with an additional $31 million expended for timeshare development.

Nine-Month Results

For the nine-month period ended September 30, 2003, Hilton reported net income of $97 million, compared to $158 million in the corresponding 2002 period.  Diluted net income per share was $.25 versus $.42 in the 2002 period.  Operating income for the nine months was $376 million (compared with $467 million in the 2002 period) based on revenue of $2.86 billion (versus $2.89 billion in the 2002 period.)  For the 2003 nine-month period, when compared to the same period last year, total company Adjusted EBITDA declined 12 percent to $667 million.

2003 Outlook

The company is seeing what appear to be initial and moderate signs of improvement in business travel in certain markets, including New York and Washington, D.C., as well as favorable leisure trends in Hawaii and San Diego.  It noted, however, that other markets – notably San Francisco, Chicago and Boston – remain challenging for the fourth quarter.  Group business overall is expected to remain relatively weak for the balance of the year.  Pricing power is expected to remain limited for both the group and business transient segments.

Based on its nine-month results and expectations for the fourth quarter 2003, the company provided the following updated guidance for full year 2003:

Full Year 2003 Estimates

Total revenue	$3.84 billion range

Total operating income	$515 million range

Total Adjusted EBITDA	$900 million range

Comparable owned hotel RevPAR	Decline of 3 – 4%

Diluted earnings per share	$.37 range

Total capital spending in 2003 is expected to be in the $350 million range, with approximately $165 million being spent on routine improvements and technology, $110 million on timeshare projects, $40 million on hotel special projects and $35 million at the Hilton Hawaiian Village related to the mold situation.  The company successfully reopened the Kalia Tower at the Hilton Hawaiian Village to guests in early September 2003.

Hilton remains on track to add approximately 112 hotels and 15,000 rooms to its system in 2003.  Conversions to one of Hilton’s brands are expected to account for approximately 15 percent of the unit growth.  As noted, the company’s current U.S. development pipeline remains strong with approximately 385 hotels and 52,000 rooms approved and in design, or under construction.

“With travelers taking to the road in significant numbers for vacations and other leisure activities during the summer months, our properties – including many of our owned hotels and our midscale franchised properties – ran at strong occupancy levels,” said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation.  “However, we experienced a continuation of the rate pressure from weakness in groups and business transient travel that has characterized the industry all year.”

Mr. Bollenbach continued: “We get a sense that we are in the initial stages of an improved business environment in certain markets, but it may be a couple of quarters before this improvement is fully realized.  Should economic conditions continue to improve, we believe our owned hotels will be major beneficiaries from this increased demand and a limited new supply environment.

“In terms of our franchise business, we now have the most active U.S. development pipeline in the industry.  These brands — supported by our proprietary technology system, ‘OnQ,’ and the loyalty of 13 million Hilton HHonors members – continue to strengthen their positions as brands-of-choice for owners, and hotels-of-choice for travelers.”

Mr. Bollenbach concluded: “As a result of our owned hotel assets, great brands, supportive owners, investment in technology, solid financial position and the industry’s most talented people, we are well positioned to benefit from a more favorable business environment over the coming months.”

# # #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2002	2003	% Change	2002	2003	% Change
Revenue
Owned hotels	$502	$487	(3)%	$1,555	$1,501	(3)%
Leased hotels	27	28	4	86	79	(8)
Management and franchise fees	83	87	5	251	255	2
Other fees and income	88	113	28	280	299	7
	700	715	2	2,172	2,134	(2)
Other revenue from managed and franchised properties	234	249	6	718	730	2
	934	964	3	2,890	2,864	(1)

Expenses
Owned hotels	365	372	2	1,080	1,120	4
Leased hotels	24	25	4	77	72	(6)
Depreciation and amortization	86	84	(2)	258	249	(3)
Impairment loss and related costs	10	—	—	20	17	(15)
Other operating expenses	71	89	25	223	243	9
Corporate expense, net	17	19	12	47	57	21
	573	589	3	1,705	1,758	3
Other expenses from managed and franchised properties	234	249	6	718	730	2
	807	838	4	2,423	2,488	3

Operating income	127	126	(1)	467	376	(19)

Interest and dividend income	9	6	(33)	37	21	(43)
Interest expense	(78)	(72)	(8)	(252)	(224)	(11)
Net interest from unconsolidated affiliates	(5)	(4)	(20)	(15)	(13)	(13)
Net loss on asset dispositions	(1)	—	—	(16)	(3)	(81)
Income before taxes and minority interest	52	56	8	221	157	(29)
Provision for income taxes	(4)	(21)	—	(58)	(55)	(5)
Minority interest, net	—	(1)	—	(5)	(5)	—
Net income	$48	$34	(29)%	$158	$97	(39)%

Net income per share(1)
Basic	$.13	$.09	(31)%	$.42	$.26	(38)%
Diluted	$.13	$.09	(31)%	$.42	$.25	(40)%

Average shares - basic	376	378	1%	373	377	1%
Average shares - diluted	402	385	(4)%	400	394	(2)%

(1) The sum of EPS for the first three quarters of 2003 differs from the year to date EPS and EPS for the nine month period in 2002 differs from the sum of the six month and third quarter EPS due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30				September 30
			%/pt				%/pt
	2002	2003	Change		2002	2003	Change
Hilton
Occupancy	74.5%	74.3%	(0.2	) pts	72.9%	71.8%	(1.1	) pts
Average Rate	$147.82	$144.97	(1.9	) %	$154.81	$150.38	(2.9	) %
RevPAR	$110.17	$107.76	(2.2	) %	$112.80	$108.01	(4.2	) %

All Other
Occupancy	69.4%	69.8%	0.4	pts	68.1%	69.1%	1.0	pts
Average Rate	$106.84	$106.07	(0.7	) %	$108.77	$106.58	(2.0	) %
RevPAR	$74.11	$74.05	(0.1	) %	$74.02	$73.64	(0.5	) %

Total
Occupancy	73.7%	73.6%	(0.1	) pts	72.1%	71.4%	(0.7	) pts
Average Rate	$141.59	$139.03	(1.8	) %	$147.80	$143.54	(2.9	) %
RevPAR	$104.35	$102.33	(1.9	) %	$106.54	$102.47	(3.8	) %

(1) Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2003 and owned by us since January 1, 2002.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30				September 30
			%/pt				%/pt
	2002	2003	Change		2002	2003	Change
Hilton
Occupancy	70.4%	70.5%	0.1	pts	69.3%	68.4%	(0.9	) pts
Average Rate	$122.10	$120.43	(1.4	) %	$127.26	$124.24	(2.4	) %
RevPAR	$85.92	$84.95	(1.1	) %	$88.15	$84.96	(3.6	) %
Hilton Garden Inn
Occupancy	68.8%	71.4%	2.6	pts	66.2%	67.7%	1.5	pts
Average Rate	$95.65	$95.05	(0.6	) %	$96.16	$94.91	(1.3	) %
RevPAR	$65.84	$67.83	3.0%		$63.70	$64.23	0.8%
Doubletree
Occupancy	68.7%	67.6%	(1.1	) pts	67.4%	66.0%	(1.4	) pts
Average Rate	$99.54	$98.59	(1.0	) %	$102.62	$100.46	(2.1	) %
RevPAR	$68.37	$66.68	(2.5	) %	$69.18	$66.29	(4.2	) %
Embassy Suites
Occupancy	71.8%	72.5%	0.7	pts	70.6%	70.6%	—	pts
Average Rate	$119.02	$117.68	(1.1	) %	$121.36	$119.06	(1.9	) %
RevPAR	$85.51	$85.34	(0.2	) %	$85.65	$84.01	(1.9	) %
Homewood Suites by Hilton
Occupancy	75.5%	77.0%	1.5	pts	74.1%	74.0%	(0.1	) pts
Average Rate	$94.87	$93.93	(1.0	) %	$95.41	$94.23	(1.2	) %
RevPAR	$71.63	$72.34	1.0%		$70.66	$69.70	(1.4	) %
Hampton
Occupancy	71.3%	71.3%	—	pts	68.5%	67.7%	(0.8	) pts
Average Rate	$79.09	$79.85	1.0%		$78.12	$78.53	0.5%
RevPAR	$56.35	$56.90	1.0%		$53.54	$53.15	(0.7	) %
Other
Occupancy	63.9%	68.2%	4.3	pts	61.0%	53.8%	(7.2	) pts
Average Rate	$121.49	$120.15	(1.1	) %	$123.42	$125.77	1.9%
RevPAR	$77.69	$81.93	5.5%		$75.33	$67.61	(10.2	) %

(1) Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2003 and owned, operated or franchised by us since January 1, 2002.

HILTON HOTELS CORPORATION
Supplementary Statistical Information

	September				Change to
	2002		2003		September 2002		December 2002
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	39	28,981	38	28,434	(1)	(547)	(1)	(551)
Leased	1	499	1	499	—	—	—	—
Joint Venture	5	1,863	7	2,739	2	876	1	448
Managed	16	10,343	20	11,664	4	1,321	3	1,063
Franchised	170	45,791	163	43,777	(7)	(2,014)	(5)	(1,557)
	231	87,477	229	87,113	(2)	(364)	(2)	(597)
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Managed	—	—	2	251	2	251	2	251
Franchised	151	20,866	170	23,266	19	2,400	12	1,611
	154	21,308	175	23,959	21	2,651	14	1,862
Doubletree
Owned	9	3,156	9	3,156	—	—	—	—
Leased	6	2,151	6	2,145	—	(6)	—	(6)
Joint Venture	30	8,271	27	8,193	(3)	(78)	(3)	(348)
Managed	59	16,552	45	11,696	(14)	(4,856)	(12)	(4,006)
Franchised	50	11,440	70	16,319	20	4,879	18	4,527
	154	41,570	157	41,509	3	(61)	3	167
Embassy Suites
Owned	5	1,023	5	1,023	—	—	—	—
Joint Venture	24	6,581	27	7,279	3	698	3	698
Managed	61	15,589	57	14,699	(4)	(890)	(4)	(890)
Franchised	78	17,776	84	19,300	6	1,524	5	1,351
	168	40,969	173	42,301	5	1,332	4	1,159
Homewood Suites by Hilton
Owned	7	905	3	398	(4)	(507)	(4)	(507)
Managed	30	3,605	35	4,221	5	616	5	616
Franchised	80	8,650	91	10,002	11	1,352	7	784
	117	13,160	129	14,621	12	1,461	8	893
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	26	3,431	24	3,101	(2)	(330)	(1)	(167)
Franchised	1,165	118,479	1,225	123,760	60	5,281	45	4,120
	1,192	122,043	1,250	126,994	58	4,951	44	3,953

Timeshare	26	3,039	28	3,289	2	250	1	172

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	4	1,598	3	1,393	(1)	(205)	—	(7)
Managed	11	3,240	11	3,254	—	14	—	15
Franchised	—	—	1	408	1	408	1	408
	16	5,138	16	5,355	—	217	1	416

Total
Owned	63	34,660	58	33,606	(5)	(1,054)	(5)	(1,058)
Leased	7	2,650	7	2,644	—	(6)	—	(6)
Joint Venture	65	18,593	66	19,884	1	1,291	1	791
Managed	203	52,760	194	48,886	(9)	(3,874)	(7)	(3,118)
Timeshare	26	3,039	28	3,289	2	250	1	172
Franchised	1,694	223,002	1,804	236,832	110	13,830	83	11,244

TOTAL PROPERTIES	2,058	334,704	2,157	345,141	99	10,437	73	8,025

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to EBITDA and Net Income
Historical Data
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2002	2003	% Change	2002	2003	% Change

Adjusted EBITDA	$224	$218	(3)%	$758	$667	(12)%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(7)	—	(20)	(21)	5
Non-recurring items	(1)	—	—	(3)	(17)	—
Pre-opening expense	—	—	—	(1)	—	—
Operating interest and dividend income	(3)	(1)	(67)	(9)	(4)	(56)
Net loss on asset dispositions	(1)	—	—	(16)	(3)	(81)
Minority interest, net	—	(1)	—	(5)	(5)	—
EBITDA	212	209	(1)	704	617	(12)
Depreciation and amortization	(86)	(84)	(2)	(258)	(249)	(3)
Interest expense, net	(74)	(70)	(5)	(230)	(216)	(6)
Provision for income taxes	(4)	(21)	—	(58)	(55)	(5)
Net income	$48	$34	(29)%	$158	$97	(39)%

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to EBITDA and Net Income
Future Performance - Full Year 2003 Outlook
($ in millions, except per share amounts)

Estimated
Full Year
2003

Adjusted EBITDA	$900
Proportionate share of depreciation and amortization of unconsolidated affiliates	(29)
Non-recurring items	(17)
Operating interest and dividend income	(5)
Net loss on asset dispositions	(3)
Minority interest, net	(6)
EBITDA	840
Depreciation and amortization	(332)
Interest expense, net	(285)
Provision for income taxes	(83)
Net income	$140

Diluted EPS	$.37

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which, when considered with GAAP measures, we believe gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. Due to recent guidance from the Securities and Exchange Commission, we now do not reflect such items when calculating EBITDA, however, we continue to adjust for these items and refer to this measure as Adjusted EBITDA.  We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making.  Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2003 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses, from Adjusted EBITDA. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing of, and selection of, an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Prior to January 1, 2003, we also adjusted EBITDA for pre-opening expense, which we no longer exclude, and adjusted only the non-cash portion of non-recurring items.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, we believe provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.